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                                                                EXHIBIT 10.36

                                  AMENDMENT TO
                                OPTION AGREEMENT
                              Dated January 8, 1998

This Amendment to Option Agreement dated January 8, 1998 (AAmendment@) is made and entered into this 15 day of September, 1998, by and between HARVEYS CASINO RESORTS, a Nevada corporation (AHARVEYS@) and GRAND PLAZA LIMITED PARTNERSHIP, a Nevada limited partnership (AGRAND@).

         WHEREAS, on January 8, 1998,, HARVEYS and GRAND entered into an Option Agreement (the "Agreement"), to purchase 33.3 acres of real property located on the northeast corner of Harmon and Koval in Las Vegas, Nevada, commonly known as the Grand Plaza Site (the AProperty@), and

         WHEREAS, paragraph 2 of the Agreement defines the option period and any extensions thereof; and

         WHEREAS, paragraph 2 of the Agreement states that the option period shall not extend beyond October 15, 1998; and

         WHEREAS, HARVEYS and GRAND now desire to modify paragraph 2 of the Agreement so as to provide HARVEYS with the ability to extend the option period until April 15, 1999.

         NOW, THEREFORE, in consideration and exchange of mutual promises, covenants and other valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         A. Paragraph 2 of the Agreement is hereby amended to read as follows:

             2. OPTION PERIOD; EXTENSION OF OPTION PERIOD: The rights and privileges granted hereunder shall commence on the date first set forth above, and shall run through and including May 15, 1998.

                 Subject to the provisions of paragraph 4, HARVEYS shall have the right to extend the Option on a month to month basis upon payment to GRAND of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) per month, which payment shall be due prior to the expiration of the than current option period; provided, however, that if HARVEYS extends the Option beyond August 15, 1998, the fee to extend the Option shall increase to Seventy five Thousand Dollars ($75,000.00) per month. Provided, further, that if HARVEYS extends the Option beyond October 15, 1998, the fee to extend the Option shall increase to One Hundred and Thirty Thousand Dollars ($130,000.00) per month. In no event may HARVEYS extend the Option beyond April 15, 1999. In the


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                 event HARVEYS fails to timely make a required payment to
                 extend the Option in accordance with the terms of this paragraph 2, this Agreement, and all rights hereunder, shall terminate and GRAND shall retain all funds received prior to the date of termination.

                 In the event HARVEYS exercises its right to purchase the Property the Option Payment, as well as all payments to extend the Option to October 15, 1998 shall be credited to the purchase price. In addition, of the payments to extend the Option from October 15, 1998 to April 15, 1999 Fifty Thousand Dollars ($50,000.00) shall be credited to the purchase price.

         B. Nothing in this Amendment shall in any way effect, modify or change the remaining provisions of the Agreement.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of The date first written above wit the intent to be legally bound thereby.

"HARVEYS"
By: /s/ Charles W. Scharer
    ---------------------------
Its: Chairman/President and CEO
     --------------------------

"GRAND"

GRAND PLAZA LIMITED PARTNERSHIP
By:  TPF Trading, Inc., Its General Partner
By: /s/ Martin Egbert, President
    ----------------------------